Exhibit 10.18(a)

December 16, 2004

Dr. Michael A. Stocker

Chief Executive Officer and President

WellChoice, Inc.

1056 Fifth Avenue Apartment 12C

New York, NY 10028

Re:     Change of Control Retention

Dear Dr. Stocker:

WellChoice, Inc. (“WellChoice”) and you have entered into a Change of Control Retention Agreement, dated as of December 18, 2002 (the “Change of Control Agreement”) and the Board of Directors of WellChoice desires to amend the Change of Control Agreement (this “Amendment”). Accordingly, in consideration of the foregoing and the mutual agreements herein contained, the Change of Control Agreement is amended as follows:

1. Amendment. Section 6(a) shall be deleted in its entirety and replaced by the following new Section 6(a):

“6. Parachute Tax Gross-Up.

(a) In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement (the “Contract Payments”) or in connection with or contingent upon a Change in Control of the Company pursuant to any other agreement, plan or arrangement with the Company or any of its subsidiaries (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay you an additional amount (the “Gross-Up Payment”) such that the net amount of Payments retained by you shall be equal to the amount you would have retained if none of such Payments were subject to the Excise Tax. In particular, the Company will timely pay to you an amount equal to the Excise Tax on the Payments, any interest, penalties or additions to tax payable by you by reason of your filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to you (“Tax Counsel”), and any federal, state and local income tax and Excise Tax upon the payments by the Company to you provided for by this Section 6. Notwithstanding the foregoing provisions of this Section 6(a), in the event the amount of Payments exceeds the product (“Parachute Payment Limit”) of 2.99 and your applicable “base amount” (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of your annual base salary, you shall be treated as having waived such rights with respect to Payments designated by you to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

2. References to and Effect on the Change of Control Agreement. On and after the date of this Amendment, each reference in the Change of Control Agreement to “Agreement”, “hereunder”, “hereof”, “herein” and words of like import referring to the Change of Control Agreement shall mean and be a reference to the Change of Control Agreement as amended by this Amendment. Except as specifically amended by this Amendment, all other provisions of the Change of Control Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, including Section 198 (1-a) of the New York Labor Law, applicable to contracts made and to be performed entirely within such state without regard to principles of conflicts of laws that would apply the law of any other jurisdiction.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

WELLCHOICE, INC.

By:	/s/ John S. McGillicuddy
Name:	John S. McGillicuddy
Title:	Chairman of the Board of Directors

Agreed to this 17th day

of December, 2004

/s/ Michael A. Stocker, M.D.
Dr. Michael A. Stocker, M.D.

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